EXHIBIT 99.2

June 13, 2007

Dear Valued Shareholder:

Many exciting events have taken place since the end of 2006 when we acquired sole ownership of Justice Digital Solutions and the Curiax(TM) digital arraignment software. The purpose of this letter is to clearly explain what today’s Simtrol does, our market opportunity, our strategy to grow our business and update you on our progress so far this year.

What We Do
Simtrol develops scalable software solutions that cost-effectively manage disparate devices in courtrooms, operating rooms, and boardrooms to achieve dramatically improved efficiency. Simtrol’s software can control, monitor, diagnose and schedule the activities of thousands of disparate devices like cameras, audio processors, plasma displays, videoconferencing microphones, video switchers, sensors and imaging equipment across hundreds of locations.

Simtrol’s Market Opportunity
The market opportunity for Simtrol is vast. According to IBM, analysts estimate the worldwide IT market for digital media is $30 billion. Digital media involves applications that bring audio, video and rich images together to provide users a more robust and productive application. As these rich digital media applications proliferate, users will be challenged to simultaneously scale and deploy disparate devices from a variety of manufacturers in multiple geographic locations. Thousands of disparate devices will need to be controlled, monitored, diagnosed and scheduled from a centralized dashboard.

Simtrol’s software accomplishes this complex process simply and efficiently by:
•	Controlling all devices so users have a simple, uniform interface.
•	Monitoring all devices and providing alerts to IT professionals.
•	Diagnosing the devices so a technician can quickly address and repair problems.
•	Scheduling and managing devices to extend the life of expensive equipment.
•	Providing alerts for product replacement, as to avoid costly breakdowns.
•	Reporting product performance for reference in future buying decisions.

Our Strategy
Simtrol’s software is unsurpassed in its capabilities and can enhance device management in numerous markets; however, we are strategically focused on two specific markets - Healthcare and Government. We targeted these markets initially because of the urgent and immediate demand to improve the efficiency and productivity of these device rich environments.

Healthcare
In the multibillion-dollar Healthcare market, companies are developing rich media applications such as advanced hospital operating rooms to drive efficiencies and improve the overall quality of care. Using rich media applications, surgeons collaborate around images of a live surgery via high definition videoconferencing with colleagues and medical students in far away locations.

With 50,000 operating rooms in the U.S. market alone, we estimate the Healthcare revenue potential for our software to be $200-$300 million. Our go-to-market strategy for this vertical is to license our software to medical companies such as Stryker, Smith & Nephew, Sony, Karl Storz, Olympus, and Skytron, who in turn embed Simtrol’s software into their advanced operating room solutions. This strategy will enable Simtrol to focus on ongoing product development while leveraging the sales and marketing teams from established market leaders who have solid relationships with operating room decision makers.

Government
In the Government market, judges can use our digital arraignment software to provide courtrooms, jails and police precincts an alternate way to deal with the dangerous and logistical problems associated with the transport of prisoners and the overcrowding of court dockets.

There are over 3,000 counties in the U.S. and we estimate the revenue potential for our initial application, Curiax Arraigner(TM), to be $500 million. Our Government market strategy is to leverage the sales and marketing teams from our technology partners, IBM and Polycom, as well as our integration partners, NASI and SAIC, to reach these counties.

Our Progress in 2007
We have aggressively executed on our strategy in the following key areas:

February 21 - Rick Eaton appointed Senior Vice President of Sales. Rick is focused on the Government market and brings 25+ years of strategic software sales and management from his experience at Oracle, Tivoli, IBM and Mercury Interactive.

February 21 - Craig Reamsnyder appointed Senior Vice President of Business Development. Craig is taking the lead in the Healthcare market and has 25+ years of senior sales, marketing & executive positions in the Healthcare field including Baxter International, TheraTx and WebMD.

March 16 - Completed a $3.525 million private placement equity financing to accelerate product development, sales, marketing and operations efforts.

March 22 - Appointed Bill Joyce as Executive Vice President of Operations to focus on product development and operations. Bill brings 20+ years of operational experience in the high growth software industry and played a key role in building Manhattan Associates (NASDAQ: MANH) from a start-up to a public company with $200 million in sales and a $1B market capitalization.

March 26 - Formed partnership with North American Systems International (NASI), a key IBM business partner, to deliver Simtrol’s Curiax digital arraignment software to numerous county, state and regional governments.

May 14 - Launched a new website that focuses on our key markets as well as the role our software plays in the $30 billion digital media market.

May 21 - Signed a value-added reseller agreement with Science Applications International Corporation (NYSE: SAI), an $8 billion integrator successful in the federal government sector. We look forward to leveraging their success into state and local governments.

In summary, digital media is a multibillion-dollar market with big opportunities in enormous vertical markets such as Healthcare and Government. These complex networks will utilize thousands of disparate devices, which require robust software solutions to manage them. Simtrol’s software is uniquely positioned to add significant value to this growing, dynamic digital media market. We have a solid foundation of industry partners, senior executives and capital as well as an exciting product roadmap to bring value to our shareholders. We look forward to providing you with updates on our success as the year progresses.

Sincerely,
Richard W. Egan
President & Chief Executive Officer

Certain statements contained in the enclosed letter are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are liquidity and other capital resources issues, fluctuations in its quarterly results, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.